             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Announces Closing of Acquisition of CREMO Company

SHELTON, Conn., – September 3, 2020 – Edgewell Personal Care Company (NYSE: EPC) today announced the closing of its previously announced acquisition of CREMO, a premier men's grooming company in the U.S. The closing follows the Federal Trade Commission’s approval of the transaction on August 26, 2020

Rod Little, Edgewell's President and Chief Executive Officer, stated, “We are very pleased to complete the acquisition of CREMO, which adds one of the strongest and most rapidly expanding brands in men's grooming to our business. The men's grooming category remains a strategic focus for Edgewell and this acquisition will help us accelerate growth and strengthen our position in the fastest growing categories in men's grooming.”

Perella Weinberg Partners LP acted as financial advisor and Wachtell Lipton Rosen & Katz acted as legal counsel to Edgewell on the transaction.

About Edgewell

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black® and CREMO® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

Forward-Looking Statement

This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control (including the ongoing COVID-19 outbreak), could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this release are only made as of the date of this release and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on November 26, 2019 and in Item 1A. Risk Factors of Part II of the Company's Quarterly Report on Form 10-Q filed with the SEC on May 7, 2020.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
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